Exhibit 3(iv)

           CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF
                                   ENZON, INC.

Pursuant to Section 242 of the Delaware General Corporation Law, Enzon, Inc., a Delaware corporation, hereby amends its Certificate of Incorporation:

     1. The name of the Corporation is Enzon, Inc., (the "Corporation").

     2. The Certificate of Incorporation, as amended (the "Certificate of Incorporation") of the Corporation is hereby amended by striking out the first sentence of Article 4 thereof and by substituting in lieu of said first sentence the following new sentence:

        "The total number of shares of capital stock which the Corporation shall have authority to issue is 93,000,000 shares, of which 90,000,000 shares shall be Common Stock, par value $.01 per share, and 3,000,000 shares shall be Preferred Stock, par value $.01 per share."

     3. That the remainder of Article 4 of the Certificate of Incorporation of the Corporation shall remain unchanged.

     4. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

     I, Arthur J. Higgins, President and Chief Executive Officer of the Corporation, for the purpose of amending the Corporation's Certificate of Incorporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 4th day of December, 2001.


                                    /s/Arthur J. Higgins
                                    --------------------------------------------
                                    By:  Arthur J. Higgins
                                    Title:  Chairman and Chief Executive Officer